Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Appian Corporation

Reston, Virginia

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 17, 2017, relating to the consolidated financial statements of Appian Corporation, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

McLean, Virginia

May 8, 2017